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                                                                    EXHIBIT 11.1

                                DOCUMENTUM, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                (IN THOUSANDS, EXCEPT PER SHARE DATA; UNAUDITED)



                                                   Three Months Ended
                                                        March 31,
                                            --------------------------------
                                                1997              1996
                                            --------------    --------------

Net Income                                  $       1,117     $         532
                                            ==============    ==============

Primary shares outstanding:
      Weighted average shares outstanding
           during the period                       14,174            13,090

      Common stock equivalent shares                  706             1,042
                                            --------------    --------------
                                                   14,880            14,132
                                            ==============    ==============


Primary net income per
      common stock and common stock
      equivalent share (1)                  $        0.08     $        0.04
                                            ==============    ==============



(1)   Fully diluted earnings per share is not required to be presented